Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 29, 2025, with respect to the consolidated financial statements of Rafael Holdings, Inc. included in the Annual Report on Form 10-K for the year ended July 31, 2025.

/s/ CohnReznick LLP

New York, New York

January 27, 2026